UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting material Pursuant to §240.14a-12

Mack-Cali Realty Corporation
(Name of Registrant as Specified In Its Charter)

BOW STREET LLC

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

A. AKIVA KATZ

HOWARD SHAINKER

ALAN R. BATKIN

FREDERIC CUMENAL

MARYANNE GILMARTIN

NORI GERARDO LIETZ

TAMMY K. JONES

MAHBOD NIA

HOWARD S. STERN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bow Street LLC, together with its affiliates (collectively, “Bow Street”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2020 annual meeting of stockholders of Mack-Cali Realty Corporation, a Maryland corporation.

On May 19, 2020, Bow Street revised the additional materials filed with the Securities and Exchange Commission on May 19, 2020 to include Exhibit 1: Investor Presentation, which was inadvertently omitted from that filing.

Item 1: On May 19, 2020, Bow Street issued the following press release and posted it to www.bowstreetllc.com/mack-cali2020:

BOW STREET RELEASES INVESTOR PRESENTATION HIGHLIGHTING

NEED FOR CHANGE AT MACK-CALI

Details how Mack-Cali’s Failed Strategy and Worst-in-Class Corporate Governance have Resulted in Years of Bottom Quartile Shareholder Returns

Bow Street’s Plan Focuses on Changing the Culture of Mack-Cali’s Board by Adding

Independence and Accountability

Bow Street’s Highly Qualified, Independent Nominees Bring Ideal Mix of Real Estate, Financial,

Operational and Corporate Governance Experience Required in Boardroom to

Protect Shareholders’ Interests

Urges Mack-Cali Shareholders to Vote the GOLD Proxy Card “FOR ALL” of Bow Street’s Nominees

NEW YORK – May 19, 2020 – Bow Street LLC (“Bow Street”) today released an in-depth presentation to Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI) shareholders detailing the need to change the Mack-Cali Board of Directors (the “Board”) by adding independence and restoring a culture of oversight, accountability and value creation. Mack-Cali shareholders are encouraged to review the facts set forth in Bow Street’s presentation so they can make an informed decision at the Company’s 2020 Annual Meeting regarding the future of Mack-Cali and their investment.

The presentation can be found at: http://www.bowstreetllc.com/mack-cali2020/.

Akiva Katz and Howard Shainker, Managing Partners of Bow Street, said, “The legacy directors and management have left Mack-Cali in a precarious position – with a leveraged balance sheet, weak occupancy trends, and lacking a coherent strategy. If Mr. DeMarco and the legacy Board could not create shareholder value during a time of broad economic prosperity, we are deeply concerned about their ability to protect and maintain the value of shareholders’ investment during a prospective downturn.

“Now, more than ever before, it is imperative that the Company be armed with competent leadership overseen by independent fiduciaries who can restore trust with all Mack-Cali stakeholders. It is time to usher in a new era at Mack-Cali. Bow Street’s highly capable, independent nominees have the relevant experience and fresh perspectives required to change the culture of the Boardroom and create meaningful value for the Company and its shareholders.”

Key highlights of the presentation include:

•	The need for Mack-Cali to overhaul its Board and end its perpetual cycle of poor performance and broken governance;

•

Mack-Cali’s operational underperformance and execution issues – debt has increased, cash flow has decreased, and the Company is trading at the widest discount to NAV in its history – owing to the continued pursuit of a failing strategy overseen by CEO Michael DeMarco;

•	Mack-Cali’s legacy of poor corporate governance overseen by entrenched, long-tenured directors loyal to management and who advance their own interests at shareholders’ expense;

•	The credibility and accountability gap that exists between Mack-Cali and all of its stakeholders;

•

The mechanisms by which Mack-Cali’s legacy directors have proactively marginalized and intentionally minimized the impact of the four directors duly elected by shareholders in 2019, including refusing to re-nominate them for election in 2020;

•	The compendium of broken promises and defense tactics Mack-Cali has fed to shareholders in an effort to preserve the untenable status quo;

•	Bow Street’s thoughtful, comprehensive plan that will usher in a new era at Mack-Cali and put Mack-Cali on a path to create meaningful value for shareholders; and

•

Bow Street’s highly qualified, independent nominees’ ideal mix of real estate, financial, operational and corporate governance experience, which is required in the Boardroom to protect the interests of shareholders and break the cycle of value destruction.

IT IS TIME TO USHER IN A NEW ERA AT MACK-CALI

BOW STREET URGES SHAREHOLDERS TO PROTECT THEIR INVESTMENT BY VOTING

THE GOLD PROXY CARD TODAY “FOR ALL” OF ITS

HIGHLY QUALIFIED, INDEPENDENT NOMINEES

Additional information regarding Bow Street’s highly qualified, independent nominees and other materials related to its proxy campaign, may be found at http://www.bowstreetllc.com/mack-cali2020/.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN!

Please vote today by telephone or via the Internet

by following the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

Please simply discard any white proxy card that you may receive from Mack-Cali.

Returning a white proxy card – even if you “withhold” on the Company’s nominees –

will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833

Item 2: On May 19, 2020, Bow Street issued an Investor Presentation and posted it to www.bowstreetllc.com/mack-cali2020, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.